Registration No. 33-92100
                                                                 Rule 424(b)(3)

                SUPPLEMENT TO PROSPECTUS DATED AUGUST 11, 1995

                     MLCC Mortgage Investors, Inc., Seller
                   Subordinate Mortgage Backed Certificates,
                       Series 1995-S1, Class A-1 and A-2

                       MERRILL LYNCH CREDIT CORPORATION
                           Certificate Administrator
       -----------------------------------------------------------------

     On August 15, 1995, Subordinate Mortgage Backed Certificates, Series 1995-S1, Class A-1 and A-2 (the "Class A Certificates") were issued in an approximate original aggregate principal amount of $50,117,687. The Class A Certificates represented beneficial interests of approximately 59.41% in the Trust Fund comprised of certain subordinate mortgage pass-through certificates issued pursuant to separate pooling and servicing agreements among Merrill Lynch Home Equity Acceptance, Inc., Merrill Lynch Mortgage Investors, Inc. or MLCC Mortgage Investors, Inc., as seller, Merrill Lynch Credit Corporation, as servicer, and Bankers Trust Company of California, N.A., as trustee. This Supplement to the above-referenced Prospectus updates certain of the information set forth in the Prospectus. Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus.

     The first two tables set forth after the first paragraph under the heading "MLCC and its Mortgage Programs--Delinquency and Loan Loss Experience" on pages 74 and 75 of the Prospectus are hereby updated, in their entirety, as follows:

                                               PRIMEFIRST(R)LOAN DELINQUENCY EXPERIENCE
                                                        (Dollars in Thousands)

                                            December 31, 2003         December 31, 2002        December 31, 2001
                                         -----------------------   ----------------------   -----------------------
                                         Number of                 Number of                Number of
                                         PrimeFirst    Principal   PrimeFirst   Principal   PrimeFirst    Principal
                                            Loans        Amount       Loans       Amount        Loans       Amount
                                         ----------    ----------  ----------  ----------   ----------  -----------
PrimeFirst Loans
  Outstanding........................         3,014    $1,165,580       3,879  $1,498,601        4,873  $ 1,858,197
                                         ----------    ----------  ----------  ----------   ----------  -----------
Delinquency Period
  30-59 Days.........................            50    $   17,429          46  $   16,835          107  $    48,857
  60-89 Days.........................             9         3,386          17       9,085           24       11,747
  90 Days or More*...................             5         3,523          17       8,381           48       30,333
                                         ----------    ----------  ----------  ----------   ----------  -----------
     Total Delinquency...............            64    $   24,339          80  $   34,301          179  $    90,937
                                         ==========    ==========  ==========  ==========   ==========  ===========

Delinquencies as Percent
  of Number of PrimeFirst
  Loans and Principal Amount
  Outstanding........................         2.12%         2.09%       2.06%       2.29%        3.67%        4.89%

Loans in Foreclosure**...............            14       $ 9,404          21    $ 14,363           29     $ 18,879

Loans in Foreclosure as Percent
  of Number of PrimeFirst
  Loans and Principal Amount
  Outstanding........................          0.46%        0.81%       0.54%       0.96%        0.60%        1.02%

---------------------------------
*  Does not include loans subject to bankruptcy proceedings.
** Includes Loans in Post-Sale


                                                   PRIMEFIRST(R)LOAN LOSS EXPERIENCE
                                                        (Dollars in Thousands)

                                                                Year Ended           Year Ended          Year Ended
                                                             December 31, 2003   December 31, 2002    December 31, 2001
                                                             -----------------   -----------------    -----------------
Average Principal Balance of PrimeFirst Loan
  Portfolio...............................................          $1,295,916          $1,626,621           $2,065,866
Average Number of PrimeFirst Loans Outstanding
  During the Period.......................................               3,340               4,252                5,450
                                                             -----------------   -----------------    -----------------

Gross Charge-offs.........................................          $   12,667          $    3,016           $    5,153
Recoveries................................................              11,323                  69                4,226
                                                             -----------------   -----------------    -----------------
Net Charge-offs...........................................          $    1,344          $    2,947           $      927
                                                             =================   =================    =================
Net Charge-offs as a Percent of Average
  Principal Balance Outstanding...........................               0.10%               0.20%                0.04%



     The first two tables set forth after the first paragraph under the heading "MLCC and its Mortgage Programs--Delinquency and Loan Loss Experience" on page 78 of the Prospectus are hereby updated, in their entirety, as follows:

                                          Revolving Credit Line Loan Delinquency Experience
                                                             (Dollars in Thousands)

                                        Year ended          Year ended         Year ended          Year ended          Year ended
                                       December 31,        December 31,       December 31,        December 31,        December 31,
                                           1999                2000               2001                2002                2003
                                       ------------        ------------       ------------        ------------        ------------
Number of Revolving Credit
  Line (RCL) Loans Serviced                  31,517              33,863              6,700               4,650               1,379

Aggregate Loan Balance of
  RCL Loans Serviced                     $1,202,594          $1,313,527           $308,240            $207,160         $55,252,543
Loan Balance of RCL Loans
  2 months Delinquent                        $6,427              $8,137             $7,327              $4,837          $1,434,122
Loan Balance of RCL Loans
  3 months or more Delinquent(1)            $22,863             $18,782             $7,860              $7,715          $1,679,422
Total of 2 months or more
  Delinquent as a % of Loan
  Balance of RCL Loans                        2.44%               2.05%              4.93%               6.06%               5.64%


                                                   Revolving Credit Line Loan Loss Experience
                                                             (Dollars in Thousands)

                                        Year ended          Year ended         Year ended          Year ended          Year ended
                                       December 31,        December 31,       December 31,        December 31,        December 31,
                                           1999                2000               2001                2002                2003
                                       ------------        ------------       ------------        ------------        ------------
Number of Revolving Credit Line
   Loans Serviced                            31,517              33,863              6,700               4,650               1,379
Aggregate Loan Balance of RCL Loans
   Serviced                            $  1,202,594        $  1,313,527       $    308,240        $    207,160        $ 55,252,543
For the Period:
  Gross Charge-offs Dollars            $      4,445        $      3,884       $      1,037        $      1,689        $        200
Percentage(2)                                 0.37%               0.30%              0.34%               0.82%               0.36%

    -------------
    (1) Includes Bankruptcy and Foreclosure.
    (2) As a percentage of aggregate balance of revolving credit line loans serviced.

     The first two tables set forth after the first paragraph under the heading "MLCC and its Mortgage Programs -- Dime Revolving Credit Loans -- Delinquency and Loan Loss Experience" on page 81 of the Prospectus are hereby deleted.

     The information contained in the tables entitled "Statistics Data Group 1 Loan Principal Balances", "Range of Prime Index Based Group 1 Margins" and "Range of Six-Month LIBOR Based Group 1 Margins" and "Statistics Data Fixed Rate Loan Principal Balances" under the heading "The Mortgage Pools" on pages 58, 59 and 62, respectively, of the Prospectus are hereby updated to indicate, as of December 31, 2003, the Mortgage Loan Balances and margins of the Mortgage Loans. The table entitled "Statistics Data Group 2 Loan Principal Balances" has been deleted because there are no longer any outstanding Series 1995-S1 Certificates.

                           Group 1 Loan Principal Balances as of December 31, 2003

                                 Number of                                         % of Group 1 Loans by
Range of Principal Balances      Group 1 Loans               Principal Balance       Principal Balance
-------------------------------  -----------------------   ----------------------  ------------------------
$0-$49,999.99                              29                     $544,909.59                 0.30%
$50,000-$54,999.99                          2                      101,378.09                 0.05%
$55,000-$59,999.99                          2                      114,725.16                 0.06%
$60,000-$74,999.99                          9                      615,884.84                 0.33%
$75,000-$99,999.99                         28                    2,573,428.52                 1.39%
$100,000-$149,999.99                       35                    4,306,724.47                 2.33%
$150,000-$199,999.99                       47                    8,319,161.84                 4.51%
$200,000-$249,999.99                       30                    6,734,666.20                 3.65%
$250,000-$299,999.99                       35                    9,697,951.17                 5.25%
$300,000-$349,999.99                       25                    8,041,022.94                 4.36%
$350,000-$399,999.99                       24                    8,972,864.94                 4.86%
$400,000-$449,999.99                       12                    5,142,934.09                 2.79%
$450,000-$499,999.99                       10                    4,819,424.19                 2.61%
$500,000-$549,999.99                       13                    6,824,086.79                 3.70%
$550,000-$599,999.99                        8                    4,670,061.18                 2.53%
$600,000-$649,999.99                        4                    2,512,050.20                 1.36%
$650,000-$699,999.99                        6                    4,078,910.52                 2.21%
$700,000-$749,999.99                       10                    7,248,160.61                 3.93%
$750,000-$799,999.99                        5                    3,879,807.15                 2.10%
$800,000-$849,999.99                        6                    4,953,986.12                 2.68%
$850,000-$899,999.99                        9                    7,913,914.51                 4.29%
$900,000-$949,999.99                        4                    3,628,731.58                 1.97%
$950,000-$999,999.99                        4                    3,950,415.81                 2.14%
$1,000,000-$1,099,999.99                   12                   12,204,429.63                 6.61%
$1,100,000-$1,199,999.99                    9                   10,195,416.40                 5.52%
$1,200,000-$1,299,999.99                    5                    6,384,256.99                 3.46%
$1,300,000-$1,399,999.99                    2                    2,723,666.08                 1.48%
$1,400,000-$1,499,999.99                    1                    1,449,538.13                 0.79%
$1,600,000-$1,699,999.99                    2                    3,346,556.03                 1.81%
$1,700,000-$1,799,999.99                    4                    7,011,792.19                 3.80%
$1,900,000-$1,999,999.99                    3                    5,978,280.86                 3.24%
$2,000,000-$2,099,999.99                    3                    6,125,156.56                 3.32%
$2,100,000-$2,199,999.99                    1                    2,185,164.23                 1.18%
$2,200,000-$2,299,999.99                    1                    2,227,223.34                 1.21%
$2,500,000-$2,599,999.99                    1                    2,500,000.00                 1.35%
$2,600,000-$2,699,999.99                    1                    2,600,000.00                 1.41%
$2,900,000-$2,999,999.99                    2                    5,996,405.10                 3.25%
$3,900,000-$3,999,999.99                    1                    3,990,922.22                 2.16%
                                ---------------------------------------------------------------------------
TOTALS                                    405                 $184,564,008.27               100.00%
                                ===========================================================================

                                              Range of Prime Index Based Group 1 Margins
                                                       as of December 31, 2003

                                                                                                                % of
                                            Number of                                                   Prime Index Based
                                        Prime Index Based                                               Group 1 Loans by
         Margin                           Group 1 Loans                  Principal Balance              Principal Balance
------------------------------     ----------------------------       ------------------------     ---------------------------
         -0.500                                 1                              $520,000.00                      3.01%
         -0.250                                 5                             4,600,360.20                     26.65%
         -0.125                                 1                               152,074.39                      0.88%
          0.000                                16                             6,515,488.43                     37.74%
          0.250                                17                             3,160,033.37                     18.30%
          0.500                                21                             2,278,423.23                     13.20%
          0.750                                 1                                38,274.76                      0.22%
                                    ------------------------------------------------------------------------------------------
         TOTALS                                62                           $17,264,654.38                    100.00%
                                    ==========================================================================================


                                            Range of Six-Month LIBOR Based Group 1 Margins
                                                       as of December 31, 2003

                                            Number of                                              % of Six-Month LIBOR Based
                                      Six-Month LIBOR Based                                        Group 1 Loans by Principal
         Margin                           Group 1 Loans                  Principal Balance                   Balance
------------------------------    -----------------------------    ---------------------------    ----------------------------

          0.875                                 1                              $592,783.95                      0.35%
          1.000                                 2                             2,979,686.97                      1.78%
          1.250                                 5                             2,810,797.32                      1.68%
          1.500                                52                            62,665,509.90                     37.47%
          1.625                                49                            31,179,908.96                     18.64%
          1.750                                99                            41,264,754.38                     24.67%
          1.875                                 8                             5,450,852.12                      3.26%
          2.000                                59                            11,581,160.00                      6.92%
          2.125                                 5                               969,010.13                      0.58%
          2.250                                54                             6,721,840.45                      4.02%
          2.375                                 1                               130,982.42                      0.08%
          2.500                                 7                               903,658.76                      0.54%
                                  --------------------------------------------------------------------------------------------
         TOTALS                               342                          $167,250,945.36                    100.00%
                                  ============================================================================================



                                                                        5



                                           Range of One-Year Treasury Based Group 1 Margins
                                                       as of December 31, 2003

                                           Number of                                              % of One-Year Treasury Based
                                    One-Year Treasury Based                                        Group 1 Loans by Principal
             Margin                       Group 1 Loans                  Principal Balance                   Balance
------------------------------    -----------------------------    ---------------------------    ----------------------------

              2.750                             1                               $48,408.53                    100.00%
                                  --------------------------------------------------------------------------------------------
             TOTALS                             1                               $48,408.53                    100.00%
                                  ============================================================================================

     Additionally, the information contained in the table entitled "Group 1 Certificate Characteristics" under the heading "Description of the Pooled Certificates-General" on page 35 of the Prospectus is hereby updated to indicate, as of December 31, 2003, the Certificate Characteristics. There are no longer any outstanding Series 1995-S1 Certificates.

                                             Group 1 Certificate Characteristics, as of
                                                          December 31, 2003

                                                    -----------------------------



                                                                                            Current      Current
                                                                Original                  Adjustable      Senior
                            Pooling                              Senior       Original        Loan       Mortgage       Current
                              and     Type of     Origianl      Mortgage       Pooled      Principal   Certificates     Pooled
                Month of   Servicing  Mortgage    Principal   Certificates   Certificates   Balance      Balance     Certificates
   Series       Issuance   Agreement    Loan     Balance (1)   Balance (2)     Balance      (1)(3)       (2)(3)       Balance (3)
MLMI 1993I       Nov-93        5          6      156,171,951    152,032,000   4,139,951   13,401,728    9,261,777      4,139,951
MLMI 1994A       Jan-94        5          6      284,637,957    276,098,000   8,539,957   32,102,646   23,562,690      8,539,957
MLMI 1994F       Mar-94        5          6      288,806,078    280,140,000   8,666,078   62,050,167   53,384,089      8,666,078
MLMI 1994H       May-94        5          6      214,155,739    207,195,000   6,960,739   38,268,832   31,308,093      6,960,739
MLCCMI 1994A     Jul-94        5          6      393,157,420    378,795,000  14,362,420   59,067,268   46,370,381     12,696,887
MLCCMI 1994B     Dec-94        5          6      306,606,666    296,641,000   9,965,666   38,740,635   29,147,462      9,593,173

Total                                          1,643,535,811  1,590,901,000  52,634,811  243,631,276  193,034,492     50,596,784


                               Current      Current
               Original        Pooled       Pooled                                        Mortgage
                Pooled      Certificates   Certificates      30-59         60 + Day        Loans in     CPR for
             Certificates    Balance as    Balance as    Delinquencies   Delinquencies   Foreclosure      the
              Balance as       a % of       a % of         as a % of      as a % of       as a % of    Mortgage
                 a % of       Principal      the           Principal      Principal       Principal    Loans in
               Principal      Balance      Respective       Balance        Balance         Balance    the Series
   Series      Balance (1)    (1) (3)      Total (3)       (1) (3)        (1) (3)          (1) (3)        (4)
MLMI 1993I       2.65%         30.89%         8.18%         0.00%           1.41%           6.48%        26.28%
MLMI 1994A       3.00%         26.60%        16.88%         0.00%           0.48%          12.43%        19.78%
MLMI 1994F       3.00%         13.97%        17.13%         1.71%           0.00%           0.53%        10.53%
MLMI 1994H       3.25%         18.19%        13.76%         3.74%           0.00%           0.00%        16.00%
MLCCMI 1994A     3.65%         21.50%        25.09%         1.10%           0.64%           1.61%        17.83%
MLCCMI 1994B     3.25%         24.76%        18.96%         0.25%           0.39%           0.16%         5.81%

Total            3.20% (7)     20.77% (7)   100.00%         1.33% (7)       0.36% (7)       2.55% (7)      N/A

     (1) Includes only Group 1 Loans (i.e., does not include any Fixed Rate Loans) with the exception of MLCCMI 1994A which includes Group 1 and Group 2 Loans.
     (2) Includes only those Senior Mortgage Certificates that are principally supported by Group 1 Loans with the exception of MLCCMI 1994A which includes Group 1 and Group 2 Loans.
     (3)  As of December 31, 2003 (after the January 15, 2004 distribution).
     (4) The CPR is the constant rate of prepayment each month, expressed as per annum percentage of the schedule principal balance of the pool of mortgage loans for that month for the period from the Underlying Cut-off date for the Series to December 31, 2003.
     (5) Merrill Lynch Mortgage Investors, Inc. (in the case of series 1994A (7/94) and series 1994B, MLCC Mortgage Investors, Inc.), as depositor, MLCC, as Master Servicer, and Bankers Trust Company of California, N.A. as Underlying Trustee.
     (6) The Mortgage Loans in all Loan Groups that principally support the Pooled Certificates are adjustable rate PrimeFirst loans. See "The Mortgage Pools-Group 1 Loans."
     (7)  Weighted average of the percentages in the column above such number.




            The date of this Prospectus Supplement is May 26, 2004